Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

The Mosaic Company:

We consent to the use of our report dated February 18, 2014 with respect to the consolidated balance sheets as of December 31, 2013, May 31, 2013 and 2012 and the related consolidated statements of earnings, comprehensive income, cash flows, and equity for the seven-month period ended December 31, 2013 and for each of the years in the three-year period ended May 31, 2013, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference herein.

/s/ KPMG LLP

Minneapolis, MN

August 25, 2014